Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Apollo Medical Holdings, Inc.

Glendale, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2016, relating to the consolidated financial statements of Apollo Medical Holdings, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2016.

/s/ BDO USA, LLP

Los Angeles, California

May 5, 2017